  EXHIBIT 16.1

 January 15, 2018

GENERATION NEXT FRANCHISE BRANDS, INC.

We have read Item 4.01 of Form 8-K dated January 15, 2018 of GENERATION NEXT FRANCHISE BRANDS, INC. (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP